Exhibit 10.2

ATTACHMENT I

SUPPLEMENTARY MEDICAID RAC CONTRACT TEAMING AND
CONFIDENTIALITY AGREEMENT

Between Public Consulting Group, Inc. and Health Management Systems, Inc.

This Supplementary RAC Contract Teaming and Confidentiality Agreement (“the RAC Agreement”) is entered into between Public Consulting Group, Inc. (“PCG”) and Health Management Systems, Inc. (“HMS”), as of July 25, 2011.

WHEREAS, PCG and HMS have previously entered into a Master Teaming Agreement dated September 13, 2006, and have amended that Agreement and extended its amended terms up to and including September 30, 2012; and

WHEREAS, multiple States (“the Prospective Clients”) have or will issue a request for proposals (“RFP”) for certain Medicaid Recovery Audit Contractor (RAC) services, as required by 42 USC § 1396a(a)(42)(B); and

WHEREAS, State Medicaid agencies were required to amend their State Plans under Title XIX of the Social Security Act [42 USC 1396 et seq.] with respect to their procurement of Medicaid RAC services by December 31, 2010 and subsequently to contract with a RAC vendor; and both PCG and HMS have existing contracting vehicles, and anticipate future contract vehicles that could be used to satisfy this requirement;

WHEREAS, PCG and HMS have assessed their complementary capacities and interests and have concluded that in many instances a mutual effort in preparation of a response to an RFP will best satisfy the needs of a Prospective Client; and

WHEREAS, PCG and HMS may exchange proprietary or confidential information in preparing the response to an RFP issued by a Prospective Client;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and other good and valuable consideration, PCG and HMS hereby agree as follows:

1.             PURPOSE

The purpose of this Agreement is to establish a mutually beneficial, working relationship between PCG and HMS in order to facilitate and enhance the development, submission, and support of current and future RAC service proposals in response to RFPs or sole source arrangements, under which HMS may be proposed as the prime contractor and PCG may be proposed as the subcontractor, or PCG may be proposed as the prime contractor and HMS may be proposed as a subcontractor (“the Proposals”).

2.             DUTIES OF THE PARTIES

(a)           The Parties will make their best efforts to work in partnership to bid for and win contracts for the provision of Medicaid RAC services to Prospective Clients.

Prior to preparation and submission of any RFP for Medicaid RAC services, the Parties will confer to discuss and determine which of the Parties will bid as the Prime Contractor for such services, and which will participate in the prospective contract work in the capacity of a Subcontractor, or, where appropriate and agreed to by the Parties, will not be involved in the work for the Prospective Client. Each party will keep the other party informed concerning all significant aspects of proposal preparation, submission, and negotiations relating to any RFP on work in which the Parties have agreed that both should be involved.

(b)           The Prime Contractor will exercise commercially reasonable efforts to prepare the Proposal and submit it to the Prospective Client.  The Prime Contractor will be responsible for the coordination and administration of the Proposal effort and for the physical production and submission of the Proposal and for all other duties in connection with the Proposal.

(c)           The Subcontractor will exercise commercially reasonable efforts to provide such assistance in the preparation and support of the Proposal as may be reasonably requested by the Prime Contractor, including, but not limited to, providing price information, resumes, company background, personnel experience relevant to the RFP, and assistance in oral presentations.

(d)           If an exchange or disclosure of proprietary or confidential information is required in connection with the either or both of the Parties’ fulfillment of their obligations under this Agreement, each Party agrees to comply with the confidentiality provisions contained in Section 6 of this Agreement.

(e)           Each party will bear its own costs in performance of its duties under this Agreement.

(f)            Where one of the Parties is awarded a contract based upon its submission of a Medicaid RAC RFP to a Prospective Client, the Prime Contractor will, unless prevented by factors beyond its control, actively involve the other Party in the scope of work, by subcontracting with the other company for such services as may be required by the Client and are within the scope of service types assigned to the other Party in the document attached to this RAC Agreement as Exhibit I, and incorporated by reference herein.

(g)           The fee arrangements that will apply where one Party is the Prime Contractor and the other Party is a Subcontractor shall be established on a contract by contract basis, upon consultation between the parties and based upon factors to include contract price, scope of work, and other relevant considerations.

(h)           The Parties agree that they will only offer and furnish such services under Medicaid RAC Contracts, and shall furnish such services with respect to the provider types, as are identified in the document attached as Exhibit I hereto as the responsibility and exclusive Medicaid RAC service focus of each of the respective Parties.

(i)            To the extent that an ancillary service is furnished in a specific provider setting identified in Exhibit I as one within the responsibility and/or focus of one of the Parties, the Parties agree that any audit of the ancillary service will fall within the scope of the responsibilities and service focus areas of the Party associated with that provider setting according to Exhibit I.

(j)            PCG and HMS agree, generally, to the scope of work described in Exhibit II, incorporated by reference herein.  Actual scope of work for each project will be determined by the RFP or contracting vehicle requirements.

(k)           PCG and HMS will mutually agree upon pricing of each project.  Pricing will be based upon the provisions outlined in Exhibit III, incorporated by reference herein.

(l)            PCG and HMS will promptly disclose to each other any potential conflicts that a RAC opportunity may present with existing clients and services and will mutually review appropriate strategies to mitigate or eliminate such conflicts.

(m)          In the event that, during the term of this Agreement, either Party acquires, is acquired by, or merges with another corporate entity that is engaged in the business of furnishing  audit services with respect to provider settings identified as associated with the other Party in the document attached hereto as Exhibit I, the Parties shall, within no less than 10 days prior to the effective date of such acquisition or merger, confer to determine whether and to what degree the terms of this Agreement should, or may need to, be modified in light of the acquisition or merger, and whether such merger or acquisition affects the desires or intentions of the Parties with respect to continued performance of their obligations under the Agreement.  The Parties further agree that neither Party shall assert or claim a breach of this Agreement by reason of continuation after merger or acquisition of pre-existing business operations and/or service product offerings of an entity that has acquired, been acquired by, or merged with the other Party subsequent to execution of this Agreement; but that, at the request of the Party that has not been involved in such acquisition or merger, the other Party shall give consent to termination of the Agreement pursuant to Section 5(c) herein.

3.             SUBCONTRACT

(a)           During the Proposal process, including any negotiations with the Prospective Client, the Prime Contractor will exercise commercially reasonable efforts to secure the Subcontractor as a subcontractor, consistent with the Proposal. Both parties acknowledge that the Prime Contractor cannot make any guarantee or give any assurance that a subcontract will be entered into between the parties.  If a contract is awarded to the Prime Contractor, and if the Subcontractor can meet all necessary requirements for a subcontract, including but not limited to, obtaining any necessary approval by the Prospective Client, then the Prime Contractor will enter into a subcontract with the Subcontractor.  The terms and conditions of the subcontract will be negotiated in good faith by the parties.

(b)           The parties agree to include, in any resulting subcontract, provisions substantially the same as those contained in the following sections of this Agreement:  Sections 6, 7, 8, 9, 10, and 12.

(c)           This Supplementary RAC Contract Teaming Agreement between PCG and HMS will be in effect starting July 22, 2011, and will terminate September 30, 2012, unless extended by written agreement by both parties.

(d)           For each Medicaid RAC procurement opportunity that arises during the course of this agreement (via RFP or through other vehicles) PCG and HMS agree to bid and contract together for the RAC contract, unless the Parties mutually agree, upon consultation with each other, to proceed otherwise.  The parties will provide to each other a first right of refusal regarding their respective bid intentions.  If either party determines that it does not wish to work on a particular Medicaid RAC auditing project, that party will notify the other in writing of this decision. Upon receipt of this notification, the other party is free to perform the RAC auditing work themselves or partner with other entities.

(e)           If a Medicaid RAC procurement has a significant system component that neither PCG nor HMS meet the requirements for, PCG and HMS will agree on a system partner and pursue the procurement jointly with that partner, or individually with that partner if either PCG or HMS decides not to pursue the procurement opportunity.

4.             OTHER TEAMING AGREEMENTS

The parties desire to define and establish their respective rights and responsibilities consistent with Federal and State laws governing restraint of trade and competition.  Except as agreed upon in writing by the Parties, neither PCG nor HMS will submit a competing proposal in response to a Medicaid RAC RFP nor enter into any teaming agreement or any other understanding or arrangement of the same or similar nature in response to such an RFP with any other party, except with the written consent of the other Party.

5.             TERMINATION

Unless extended by written agreement of the parties, this Agreement terminates automatically upon the occurrence of any of the following events, whichever occurs first:

(a)           September 30, 2012;

(b)           Official notification by the Clients that RAC auditing contracts are terminated;

(c)           Written mutual consent of the parties.

The termination of this Agreement will not discharge the obligations of the parties with respect to the protection of proprietary or confidential information set forth in Section 6.

6.             CONFIDENTIALITY

For purposes of fulfilling its obligations under this Agreement, one party (“Disclosing Party”) may convey to the other party (“Receiving Party”) information that is considered proprietary and confidential to the Disclosing Party.

(a)           “Proprietary or Confidential Information” is defined as information — including but not limited to trade secrets, strategies, financial information, sales information, pricing information, operational techniques, software, and intellectual property — that (i) has not previously been published or otherwise disclosed by the Disclosing Party to the general public, (ii) has not previously been available to the Receiving Party or others without confidentiality restrictions, (iii) is not normally furnished to others without compensation, and which the Disclosing Party wishes to protect against unrestricted disclosure or competitive use, or (iv) is  designated confidential by either Party in writing, and to which the other party would not ordinarily have access.  Proprietary or Confidential Information does not include information that, without a breach of this Agreement, is developed independently by the Receiving Party, or that is lawfully known by the Receiving Party and received from a source that was entitled to have the information and was not bound to the Disclosing Party by any confidentiality requirement.

(b)           The Receiving Party shall hold Proprietary or Confidential Information in strict confidence, in perpetuity, and shall use and disclose such information to its employees only for purposes of the Proposal, absent written approval of the Disclosing Party.

(c)           The Receiving Party shall not divulge any such Proprietary or Confidential Information to any employee who is not working on the Proposal, without the prior written consent of the Disclosing Party.

(d)           The Receiving Party shall use at least the same standard of care for protecting Proprietary or Confidential Information that it uses to prevent disclosure of its own proprietary or confidential information, but in no case less than reasonable care.

(e)           Nothing in this Agreement prohibits the Receiving Party from disclosing Proprietary or Confidential Information pursuant to mandatory legal process or other lawful order of a court or government agency, but only to the extent of such legal mandate or order, and only if the Receiving Party gives immediate notice of such order to the Disclosing Party in order that the Disclosing Party may seek a protective order or take other action to protect the information that was ordered to be disclosed.

(f)            Rights and obligations under this Agreement shall take precedence over specific legends or statements that may be associated with Proprietary or Confidential Information when received.

(g)           Upon termination of this Agreement, each party shall cease use of Proprietary or Confidential Information received from the other party, and shall destroy all physical copies of such information in its possession or control.  At the request of the Disclosing Party, the Receiving Party promptly shall furnish the Disclosing Party with written certification of such destruction.  Alternatively, at the request of the Disclosing Party, the Receiving Party shall return all such physical copies to the Disclosing Party.

7.             INTELLECTUAL PROPERTY

Regardless of any use of intellectual property in the development of the Proposal or otherwise, ownership of all copyrights and other intellectual property remain with the originating party.  Neither this Agreement nor the exchange of Proprietary or Confidential Information shall be construed as granting any right or license under any copyrights, inventions, or patents now or hereafter owned or controlled by either party.  In the event that joint development work is necessary for the work contemplated by this Agreement or the Proposal, then the parties shall discuss at an appropriate time the ownership and license rights, if any, in any property that is developed jointly by the parties in the course of performing such work.

8.             ASSIGNMENT

Neither party may assign its rights, interests, duties, or obligations under this Agreement without the prior written consent of the other party.  Any assignment made without such written consent will be void.

9.             INDEMNIFICATION

Each party agrees to indemnify and hold the other party harmless from any and all claims, actions, damages and liabilities, including reasonable attorney’s fees, arising from the indemnifying party’s acts in connection with the preparation of a response to an RFP.

10.          NON-COMPETE OBLIGATIONS

The parties agree not to bid against each other in response to any Request for Proposals relating to a RAC auditing contract, except as may be consented to in writing by the other Party.  In order to assure compliance with this provision, the parties shall:

(a)           confer within [10] days of the issuance of any Request for Proposals relating to any such contract for which the scope of work includes audit services of the types described in Exhibit I hereto, to determine which of the Parties shall respond to the Request as a prospective prime contractor; and

(b)           make the determination referred to in subsection (a) based upon agreed criteria which shall include (i) which of the parties has the larger amount of existing business with the potential client issuing the Request, (ii) which of the Parties would be most likely to perform the larger amount of work under the proposed contract, in light of the content of the Request and the respective roles and core competencies of the Parties as described in Exhibit I, and (iii) where appropriate and agreed to by both parties as an appropriate consideration, the expressed preference of one or both of the parties.

11.          OTHER OBLIGATIONS OF THE PARTIES

11.1         The Parties shall, by no later than September 1, 2011, develop and agree upon a plan for promoting and facilitating the incorporation of PCG services, as described in Exhibit I, into the scope of work under Medicaid RAC contracts that have already been won by HMS prior to the date of execution of this Agreement, including both HMS contracts that already include in their scope claim types identified with PCG in Exhibit I, and contracts that do not include such claim types within their scope, but as to which a sales effort might succeed in bringing about an expansion of such scope.  Provided, however, that such plan, and the requirements of this subsection shall not apply to existing contracts where HMS is a subcontractor to another prime contractor or vendor; but that in  such circumstance HMS shall, if requested by PCG and deemed appropriate by HMS in light of the amount, nature and scope of the work involved and the service capacities of PCG, speak with a  representative of the entity with which HMS has a subcontract about whether it may be possible or desirable to include PCG in the project.

11.2         The Parties shall mutually agree upon the selection of two contracts (one in which PCG is the Prime Contractor and one in which HMS is the Prime Contractor) to be involved in a pilot project to test an alternative fee-sharing model.  Under such model, each Party company will receive a share of the revenue stream, consisting of one quarter of one percent (.25%) of the contractual contingency fee, emanating from the other Party company’s recoveries.  The Parties shall, at an interval or intervals to be mutually agreed upon by the parties, assess the results and success of this pilot/model in an effort to determine whether it is effective to confer on each of the Parties a vested interest in the amount of the other’s revenue, and to determine if this model is sufficiently effective and beneficial to both Parties to warrant extension beyond the two pilot contracts.

11.3         PCG and HMS may provide proprietary auditing case management tools for the Medicaid RAC Auditing projects.  If it is determined that it is most effective and efficient to utilize only one auditing case management tool for each project, both parties will mutually agree to use one auditing case management tool.  Each party will provide full access to the auditing case management tool chosen for each project.  Each party retains all rights to their proprietary tools.

12.          Nothing in this Agreement shall be construed to prohibit or restrict action by either party in connection with marketing, offering, proposing, furnishing, or delivering services other than audit services under a Medicaid RAC contract.  This Agreement expressly does not apply to contracts, proposals, or services pertaining to the Medicare program, Recovery Audit Contractor services under that program, or any other federal program other than that administered under Title XIX of the Social Security Act, 42 USC 1396, et seq.

13.          GOVERNING LAW

This Agreement is governed by the laws of the Commonwealth of Massachusetts.

14.          AGREEMENT

(a)           This Agreement is the entire and integrated agreement between the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements, understandings, and arrangements, whether written or oral, between the parties with regard to the subject matter of this Agreement.

(b)           This Agreement may be amended only by a written instrument signed by authorized representatives of both parties.

(c)           In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the validity of the remaining provisions shall not be affected.

The parties have executed this Agreement by the signatures of their respective authorized representatives.

PUBLIC CONSULTING GROUP, INC.

/s/ Stephen Skinner

Name:	Stephen Skinner

Title:	Director of Public Consulting Group

Date:	July 25, 2011

HEALTH MANAGEMENT SYSTEMS, INC.

/s/ William C. Lucia

Name:	William C. Lucia

Title:	Chief Executive Officer

Date:	July 26, 2011

Exhibit I

PCG and HMS agree to divide Medicaid RAC auditing responsibilities by program and provider type, as follows:

PCG will be responsible for auditing all Behavioral Health and Long-Term Care services, as outlined below.  Behavioral Health services refers to those mental health and substance abuse services delivered in facilities that are in the community.  Long-term care services, covering services for both elderly and non-elderly persons in institutional settings and in homes or other community-based settings.  These include, but are not limited to:

•      Nursing facilities (HMS’s cost of care and credit balance initiatives are excluded from PCG’s nursing facility audit responsibilities)

•      Intermediate care facilities for the mentally retarded (ICFMRs)

•      Non-acute or inpatient chronic and rehab hospitals

•      Inpatient psychiatric hospital

•      Outpatient psychiatric hospital/treatment facility

•      Community mental health centers

•      Community health centers

•      Psychologist services

•      Home based mental health services

•      Substance abuse services

•      Home health services

•      Personal care support services

•      Partial hospitalization

•      Adult day health services

•      Adult foster care services

•      Day habilitation services

•      Psychiatric day treatment services

•      Respite services

•      Chronic and LTC services

•      Private duty nursing services

Additionally, ancillary services delivered in LTC settings as defined above will be within the audit responsibility of PCG.

HMS will be responsible for auditing all Acute Care Services, as outlined below.  Acute services include, but are not limited to:

•      Inpatient hospital

•      Outpatient hospital

•      Physician

•      Laboratory

•      Imaging and radiation centers

•      Clinic

•      Prescription drugs

•      Family planning

•      Dental

•      Vision

•      Hearing

•      Other practitioner care

•      Payments to Medicare

•      Therapies

•      Renal dialysis clinics

•      Ambulatory surgery centers

•      Orthotics and prosthetics

•      DME and oxygen

•      Transportation

Additionally, ancillary services delivered in Acute Care settings as defined above will be within the audit responsibility of HMS.

Additionally, HMS will have full and exclusive responsibility for any scope of work related to Third Party Liability, Coordination of Benefits, real-time or batch-processed Cost Avoidance, Credit Balance Audits, Subrogation, Estate Recovery, Medicare Buy-in, and Premium Assistance.

PCG and HMS agree to engage in further discussions concerning the division of labor for auditing Medicaid Managed Care Organizations or other Managed Care Entities that states may request RAC auditors to review.  The parties also agree to negotiate and reasonably resolve appropriate auditing responsibilities for specific projects involving claims associated with Psychiatric units within acute inpatient and outpatient facilities.  Where such opportunities arise, the parties will attempt to allocate those responsibilities to PCG, subject to any potential conflicts, client requirements, and an unnecessary cost burden to the overall project.

Exhibit II

For each party’s respective program/provider types as described in Exhibit I, PCG and HMS agree to perform the duties described below. Specific scopes of work will be determined based on RFP or state-specific requests.

The Medicaid RAC Program’s mission is to reduce Medicaid improper payments through the efficient detection and collection of overpayments, the identification of underpayments and the implementation of actions that will prevent future improper payments. The purpose of the Parties will be to support States in completing this mission.  The identification of underpayments and overpayments and the recoupment of overpayments will occur for claims paid under the Medicaid program for services.

The contracts with states will include the identification and recovery of overpayments, as well as the identification of underpayments. Additional tasks will include support during the appeals process. Additional tasks may be included by each state.

Both PCG and HMS agree to fulfill the following tasks, State Medicaid RAC contracts will likely include the following tasks, which will likely be included in State Medicaid RAC Contracts, for their respective auditing provider focus areas:

1.     Identify Medicaid claims that contain underpayments

2.     Identify and Recoup Medicaid claims that have been identified as an overpayment

3.     For any RAC-identified overpayment that is appealed by the provider, provide support to the State Medicaid agency throughout the administrative appeals process

4.     For any RAC identified vulnerability, support the State in developing an Improper Payment Prevention Plan to help prevent similar overpayments from occurring in the future.

5.     Performing the necessary provider outreach to notify provider communities of the RAC’s purpose and direction.

Additional requirements likely to be included in State Medicaid RAC RFPs include, but are not limited to, the following:

Planning

1.     Kick-Off Meeting

2.     Project Plan

3.     Provider Outreach Plan

4.     Organizational Chart

5.     RAC Team

a.     RAC Medical Director

6.     Client Communication and Progress Reports

7.     RAC data warehouse

Overpayment Identification

1.     Plan for preventing identification and audit overlap

2.     Identification of Overpayments — The RAC shall only identify a claims overpayment where there is supportable evidence of the overpayment.  There are two primary ways of identification:

a.     Through “automated review” of claims data without human review of medical or other records; and

b.     Through “complex review” which entails human review of a medical record or other documentation.

3.     Automated vs. Complex Reviews — define

4.     Obtaining and Storing of Medical Records

5.     Communication and Correspondence with Provider-database

6.     Claims Review Process

a.     Coverage determinations

b.     Coding determinations

c.     Other determinations

7.     Internal Auditing Protocols

8.     Rationale for Determination

9.     Validation Process

10.   Communication with Providers about cases

11.   Final Determination of Overpayment Amount

a.     Full Denials

b.     Partial Denials

c.     Extrapolation

12.   Potential Fraud

Recoupment of Overpayments — The recovery techniques utilized by PCG and HMS shall be legally supportable.  The recovery techniques shall follow the guidelines of all applicable State and CMS regulations and manuals and standards.

1.     Written notification process

2.     Recoupments through current or future payments

3.     Recoupments through pay-backs

4.     Compromise or Settlements

5.     Customer Service — PCG and HMS shall provide a toll free customer service telephone number in all correspondence sent to Medicaid providers.

Supporting Overpayments during the Appeals Process — Providers can request an appeal through the appropriate State Medicaid appeals process.  These processes will be state specific and may vary from client to client.

Identification of Underpayments

Data warehousing

Exhibit III

PCG and HMS agree that all RAC Auditing Projects will be paid on a contingency fee based on the actual recovery of overpayments, except where prohibited by State law.

As described in the Medicaid RAC Proposed Rule, payments to Medicaid RACs are typically expected to be made only from amounts “recovered” on a contingent basis for collecting overpayments and in amounts specified by the State for identifying underpayments.  While CMS will not dictate contingency fee rates, it will establish a maximum contingency rate for which Federal Financial participation (FFP) will be available.